								    Exhibit 12
			 Delmarva Power & Light Company


		       Ratio of Earnings to Fixed Charges
		       ----------------------------------
			     (Dollars in Thousands)

						       12 Months Ended
						   -----------------------
						    9/30/94	  12/31/93
						   ---------	 ---------

Net income					    $103,407	  $111,076
						   ---------	 ---------

Income taxes					      65,728	    67,102
						   ---------	 ---------

Fixed charges:
  Interest on long-term debt including amor-
      tization of discount, premium and expense       60,372	    62,651
  Other interest				       9,175	     9,245
						   ---------	 ---------
    Total fixed charges 			      69,547	    71,896
						   ---------	 ---------

Nonutility capitalized interest 			(352)	      (246)
						   ---------	 ---------

Earnings before income taxes
  and fixed charges				    $238,330	  $249,828
						   =========	 =========

Ratio of earnings to fixed charges			3.43	      3.47


For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium and expense, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

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